Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into effective the 18th day of August, 2005, by and between FAMILY DOLLAR STORES, INC., a Delaware corporation (hereinafter referred to as the “Company”); and R. JAMES KELLY (hereinafter referred to as the “Employee”);

WITNESSETH:

WHEREAS, the Company desires to employ the Employee and the Employee desires to be employed by the Company;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and the Employee agree as follows:

1.                                       Definitions.  When used in this Agreement, these words shall be defined as follows:

1.01.                        “Affiliate” – Any corporation, or other entity, directly or indirectly controlling, controlled by or under the common control of or with the Company.

1.02.                        “Cause” –

(1)  conviction of a felony, any act involving moral turpitude, or a misdemeanor where imprisonment is imposed, (2)  commission of any act of theft, fraud, dishonesty, or falsification of any employment or Company records, (3)  improper disclosure of the Company’s confidential or proprietary information, (4)  the Employee’s failure to comply with reasonable written directives of the Chairman of the Board or the Board of Directors of the Company, (5)  a course of conduct amounting to gross incompetence, (6) chronic and unexcused absenteeism, or (7) misconduct in connection with the performance of any of Employee’s duties, including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, misrepresentation to the Company, or any violation of law or regulations on Company premises or to which the Company is subject.

1.03.                        “Competitive Company” – A corporation, partnership, proprietorship or any other legal entity operating discount retail stores in the Territory, the majority of which stores each have 30,000 square feet or less of total space, including non-selling areas, and that sell or offer for sale merchandise similar or identical to the merchandise sold by the Group.

1.04.                        “Confidential Information” – Any information (including, without limitation, any method of operation, source of supply, organizational details, personnel information, information regarding real estate activities, including landlords, prospective landlords and lease data, business secret, or any formula, pattern, patent, device, plan, process or compilation of information) which (a) is, or is designed to be, used in the business of any member of the Group, (b) is private or confidential in that it is not generally known or available to the public, and (c) gives any member of the Group an opportunity to obtain a significant advantage over competitors who do not know or use it.

1.05.                        “Group” – The Company and all Affiliates.

1.06.                        “Territory” – All counties, towns and cities in States in which the Company does business at any time while the Employee is employed by the Company.

1.07.                        “Medical Disability” – An illness or medical condition preventing the Employee from being able to actively and regularly perform his duties and responsibilities under this Agreement for period of ninety (90) work days or longer during any fiscal year of the Company.

2.  Term.  The Employee shall be employed by the Company and any Affiliate in the capacity provided for in Paragraph 3 for the period commencing upon the effective date of this Agreement, and unless earlier terminated as provided herein in paragraph 6, the Employee’s employment hereunder shall be for a rolling term of one year (the “Term”) commencing on the date hereof.  This agreement shall be deemed to extend each month for an additional month automatically without any action on behalf of either party hereto; provided, however, that either party may, by written notice to the other, cause this Agreement to cease to extend automatically and upon such notice, the “Term” of this Agreement shall be the one year following the date of such notice, and this Agreement shall terminate upon the expiration of such Term, or upon the termination of this Agreement as provided in Paragraph 6.

3.  Duties and Responsibilities.  The Employee shall be employed as Vice Chairman of the Board and Chief Administrative and Financial Officer of the Company and shall perform such reasonable duties and responsibilities as the Chairman of the

Company or Board of Directors of the Company or the Chief Executive Officer of the Company may, from time to time, assign to the Employee.  The Employee agrees to accept this employment and to devote his full time and attention and his best efforts, ability and fidelity to the performance of the duties attaching to such employment.  In addition, the Employee shall serve as a director and officer of the Company and any corporation in the Group, if appropriately elected.  During the period of his employment, the Employee shall not, for remuneration or profit, directly or indirectly, render any service to, or undertake any employment for, any other person, firm or corporation, whether in an advisory or consulting capacity or otherwise, without first obtaining the written consent of the Company.

4.                                       Covenant Not to Compete, Solicit, or Disclose Confidential Information.

4.01.                        The Employee will not, directly or indirectly, for a period of one (1) year from the date of the termination of his employment with the Company, whether such termination is voluntary or involuntary or due to the expiration of the term of this Agreement, (a) engage in competition with the Company, any Affiliates, or their successors or assigns, for or on behalf of any Competitive Company, or (b) provide information to, or travel, canvass, advertise, solicit or sell for, or acquire an interest in, become employed by, act as agent for, or in any manner assist, any Competitive Company; provided that the Employee may become employed by or act as agent or consultant for, in any capacity, a Competitive Company when his duties and responsibilities with the Competitive Company do not, directly or indirectly, involve any business activity in the Territory; or (c) directly or indirectly approach, solicit, offer employment to or in any manner induce or seek to induce any employee of the Group to become employed by a Competitive Company or to otherwise interfere with the Company’s relationship with any employee in the Group.

The foregoing provisions, however, shall not prohibit the Employee from making investments in any securities listed on the New York or American Stock Exchanges or actively traded in the over-the-counter market in amounts not exceeding 1% of any single class of such securities outstanding, nor prohibit the Employee from making investments of any nature in any securities of the Company.

4.02.                        The Employee acknowledges that the signing of this Agreement is a condition of employment and understands that in the performance of his services hereunder, he may have access to and obtain knowledge of Confidential Information (as hereinbefore defined) relating to the business and activities of the Group.  The Employee shall not, without the written consent of the Company, either during the period of his employment or thereafter, divulge, communicate, use to the detriment of the Group, or for the benefit of any other person, or misuse in any way, any Confidential Information, or authorize anyone else to do such things, at any time subsequent hereto.  Any Confidential Information acquired by the Employee shall be deemed a valuable, special and unique asset of the Group received by the Employee in confidence and as a fiduciary, and the Employee shall remain a fiduciary to the Group with respect to all of such information.

5.                                       Compensation.

5.01.                        In consideration of the services to be rendered by the Employee pursuant to this Agreement, the Company shall pay, or cause to be paid, to the Employee a weekly base salary as established by the Board of Directors of the Company.  The base salary shall be reviewed annually by the Board in connection with its annual review of executive compensation, unless Employee’s employment shall have been terminated earlier pursuant to this Agreement, to determine if such base salary should be increased for the following year in recognition of services to the Company and shall initially be set at a rate not less than the Employee’s current annual salary. The salary shall be payable at such intervals in conformity with the Company’s prevailing practice as such practice shall be established or modified from time to time.

5.02.                        In addition, the Employee shall be entitled to:

(a) Participate in the Company’s Target Bonus Plan, as it may be amended or modified in any respect, including achievement of established goals, as Vice Chairman and Chief Administrative and Financial Officer.  The Target Bonus Plan generally will give the Employee the opportunity to earn a bonus equal to a percentage of the Employee’s base salary actually received in a given year, the precise percentage to be set by the Board of Directors of the Company, subject to the Company’s achievement of certain financial goals to be established, the Employee’s performance, and all terms and conditions of the Target Bonus Plan as in effect for any such fiscal year; provided that the amount of bonus paid may not be increased by the annual individual performance rating of the Employee.  The Employee acknowledges that he has received a copy of the form of the Target Bonus Plan and related guidelines for the operation of such Plan and is familiar with the terms and conditions thereof.  Nothing contained herein shall limit the Company’s right to alter, amend or terminate the Target Bonus Plan at any time for any reason.  The Employee further acknowledges that, except as provided in Section 6.03, pursuant to the terms of the Target Bonus Plan, in the event the Employee is not employed by the Company, for whatever reason, at the time the bonus for the fiscal year is actually paid to participants in the Target Bonus Plan following the end of the fiscal year, the Employee will not be entitled to receive the bonus.

(b)  Additional benefits and/or compensation in such form and in such manner and at such times as the Board of Directors of the Company, in the exercise of its absolute discretion, shall determine, and/or as otherwise provided by the Company, consistent with benefits and/or compensation currently provided to Company employees in similar positions.

6.                                       Termination.  Employee’s employment under this Agreement may be terminated as follows:

6.01.

(a)                                  Death.  In the event of Employee’s death, Employee’s employment shall be deemed to have terminated effective as of the date of Employee’s death.  Upon the death of the Employee, the Company shall pay to his widow if he is married or his estate if he is not married or his wife predeceases him only such amount as was due and payable to the Employee at the time of his death.

(b)                                 Disability.  The Company may also terminate this Agreement should the Employee experience a Medical Disability, which termination shall be effective upon the Company’s giving written notice to the Employee following the expiration of the Medical Disability period.

(c)                                  By Company for Cause.  The Company may terminate this Agreement at any time, without notice, for Cause.

(d)                                 For Other Reasons.  It is agreed that the Company, or Employee, may terminate this Agreement for any reason at any time upon written notice to the other party.  Except as provided in Paragraph 4, this Agreement shall no longer be of any force and effect as of the date of such notice or such other date as may be agreed by the Company and the Employee (herein called the “Termination Date”).  If either party terminates this Agreement, the Company may relieve the Employee of all duties and responsibilities effective on the date of notice.

6.02.                        Upon termination of this Agreement by the Company, except for the provisions of Paragraph 4, the Employee’s employment under the terms of this Agreement and all other agreements and contracts between the Employee, the Company and the Company’s Affiliate and subsidiary corporations, shall be terminated effective on the Termination Date.  Should the Company terminate this Agreement prior to the end of the term of this Agreement, for reasons other than for Cause or Medical Disability, it shall pay to the Employee, one year of the base salary set forth in Paragraph 5.01 above in effect on the date of the notice (which shall constitute payment in full of the compensation due to the Employee hereunder).  Any such payments shall be made in twelve (12) equal monthly installments with the first such installment due and payable not later than thirty (30) days after the Termination Date.  Such payments made by the Company to the Employee are herein called “Termination Compensation.”  In the event the Employee accepts or begins other employment as an employee, consultant or in any other capacity prior to the date on which the twelfth monthly installment of Termination Compensation is due and payable, the monthly payments of any unpaid balance of the Termination Compensation as of the date of such new employment shall be (i) eliminated if the monthly base salary and all other monthly remuneration and compensation from the new employment exceeds the monthly base salary of the Employee in effect on the date of the notice, or (ii) reduced to the amount by which the monthly base salary of the Employee in effect on the date of the notice exceeds the monthly base salary and all other monthly remuneration and compensation from the new employment.  The Employee agrees to pursue reasonable, good faith efforts to obtain other employment in a position suitable to his background and experience.  Moreover, the Employee agrees to notify the

Company within three business days of obtaining other employment during the time period in which he is receiving Termination Compensation.

6.03.                        Notwithstanding any other provision of this Agreement, if the Company terminates this Agreement for reasons other than for Cause, or if the Agreement is terminated as a result of the Employee’s Death or Medical Disability, the Employee shall be entitled to receive as additional Termination Compensation an amount equal to the pro rata share of the bonus, or the full bonus, as the case may be, if any, under and subject to the terms and conditions of the Target Bonus Plan referred to in Section 5.02(a).  This payment is equal to the amount, if any, the Employee would have received following the end of the fiscal year if the Target Bonus Plan did not have a requirement that the Employee be employed by the Company at the time the bonus is customarily paid.  Such payment shall be made to the Employee at the same time the Company makes payments to other participants in the Target Bonus Plan.

6.04.                        On the Termination Date or at the end of the term of this Agreement, the Employee agrees that he will resign as an officer and director of the Company, its Affiliate and subsidiary corporations (if and when elected), and from any other positions, which resignations shall become effective on the Termination Date.

6.05.                        After the Termination Date or the end of the term of this Agreement, the Employee covenants to render further advice and assistance to the Company as may be required from time to time, and to provide all information available to him on matters handled by and through him while employed by the Company or of which he has personal knowledge, and by making available to the Company at reasonable times and circumstances, upon request by the Company, information pertinent to its operations in his possession; and, to the extent that it is necessary, to cooperate with and assist the Company to conclude any matters that are pending and which may require his assistance; provided, that he shall be paid reasonable compensation by the Company in the event he is required to expend time in the performance of such services; and provided further, that the Employee may perform such services in a manner that does not unreasonably interfere with other employment obtained by the Employee.  The Employee shall be reimbursed for any expenses incurred by him in the performance of the covenants herein set forth in this Section 6.05.

In addition, the Employee agrees to cooperate with and provide assistance to the Company and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting the Company, in which, in the reasonable judgment of the Company’s counsel, the Employee’s assistance or cooperation is needed.  The Employee shall, when requested by the Company, provide testimony or other assistance and shall travel at the Company’s request in order to fulfill this obligation.  In connection with such litigation or investigation, the Company shall attempt to accommodate the Employee’s schedule, shall reimburse the Employee (unless prohibited by law) for any actual loss wages in connection therewith, shall provide the Employee with reasonable notice in advance of the times in which the Employee’s cooperation or assistance is needed, and shall reimburse the Employee for any reasonable expenses incurred in connection with such matters.

6.06.                        After the Termination Date or the end of the term of this Agreement, the Employee agrees not to make any statements to the Company’s employees, customers or suppliers or to any public or media source, whether written or oral, regarding the Employee’s employment or termination from the Company’s employment, except as may be approved in writing by an executive officer of the Company in advance.  The Employee further agrees not to make any statement (including to any media source, or to the Company’s suppliers, customers or employees) or take any action that would disrupt, impair, embarrass, harm or affect adversely the Group or any of their employees, officers, directors, or customers, or place the Group or such individuals in any negative light.

7.                                       Special Provisions.  This Agreement shall inure to the benefit of any successor to or assignee of the Company, and the Employee specifically agrees on demand to execute any and all necessary documents in connection with the performance of this Agreement.  No waiver by either party of any breach by the other of any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any such or other provision of this Agreement.  If any provision of this Agreement shall be declared invalid or unenforceable as a matter of law, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement or of the remainder of this Agreement as a whole.

This Agreement sets forth all of the terms of the understanding between the parties with reference to the subject matter set forth herein and may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

8.                                       Enforcement.  Because the Employee’s services are unique and because the Employee has access to Confidential Information, the parties agree that money damages would be an inadequate remedy for any breach by the Employee of any of the provisions of paragraph 4 of this Agreement.  In the event of a breach or threatened breach of any of the provisions of paragraph 4 of this Agreement, the Company or its successors or assigns may, in addition to any other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief or other equitable relief in order to enforce or prevent any violations of any such provision (without posting a bond or other security).  In addition to the foregoing and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if the Employee violates any provision of paragraph 4 of this Agreement, any compensation, benefits and/or Termination Compensation then or thereafter due from the Company to the Employee shall be terminated forthwith and the Company’s obligation to pay or provide and the Employee’s right to receive such compensation, benefits and/or Termination Compensation shall terminate and be of no further force or effect, in each case without limiting or affecting the Employee’s obligations under such paragraphs 4 or the Company’s other rights and remedies available at law or in equity.

9.                                       Governing Law and Forum Selection.  The Employee agrees that any claim against the Company or any of its Affiliates or their employees arising out of or relating in any way to this Agreement or to the Employee’s employment with the Company, shall be brought exclusively in the Superior Court of Mecklenburg County, North Carolina or the United States District Court for the Western District of North Carolina, and in no other forum.  Employee hereby irrevocably consents to the personal and subject matter jurisdiction of these courts for the purpose of adjudicating any claims subject to this forum selection clause.  Employee also agrees that any dispute of any kind arising out of or relating to this Agreement or to the Employee’s employment shall at the Company’s sole election or demand be submitted to final, conclusive and binding arbitration before a single arbitrator and according to the rules then prevailing of the American Arbitration Association in Mecklenburg County, North Carolina, which election or demand may be made by the Company at any time prior to the last day to answer and/or respond to a summons and/or complaint or counterclaim made by the Employee.  The results of any such arbitration proceeding shall be final and binding both upon the Company and upon the Employee, and shall be subject to judicial confirmation as provided by the Federal Arbitration Act or the North Carolina Arbitration Act, including specifically the terms of N.C. Gen. Stat. § 1-567.2, which are incorporated herein by reference.  This Agreement shall be construed according to the substantive laws of the State of North Carolina, without regard to conflict of laws principles.

10.                                 Notices.  Any notice or other communications to be given hereunder shall be deemed to have been given or delivered when delivered by hand to the individuals named below or when deposited in United States mail, registered or certified, with proper postage and registration or certification fees prepaid, addressed to the parties as follows (or to such other address as one party shall give the other in the manner provided herein):

Family Dollar Stores, Inc.	Chairman of the Board
Post Office Box 1017
Charlotte, NC 28201-1017

With copy to:	General Counsel
Family Dollar Stores, Inc.
Post Office Box 1017
Charlotte, NC 28201-1017

R. James Kelly	Family Dollar Stores, Inc.
(name of employee)	Post Office Box 1017
Charlotte, NC 28201-1017

11. Novation of Prior Agreement. This Agreement revokes and supercedes all prior or contemporaneous agreements, representations, promises and understandings, whether written or oral, between the parties, including, without limitation, that certain Employment Agreement dated December 17, 1996 (and all amendments thereto) between the Company and the Employee.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in triplicate, all as of the day and year first above written.

FAMILY DOLLAR STORES, INC.

	By:	/s/ Janet G. Kelley
	Title:	Senior Vice President and General Counsel
Attest:

/s/ Janice B. Burris
Assistant Secretary

EMPLOYEE

/s/ R. James Kelly
R. JAMES KELLY

Witness:

/s/ Alice Barrier